Exhibit 99.2
Philip Morris International Inc.
2021 Fourth-Quarter Conference Call
February 10, 2022

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2021 fourth-quarter and full year results. You may access the release on www.pmi.com.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products, and all references to smoke-free products are to our RRPs.

Growth rates presented on an organic basis reflect currency-neutral underlying results. Following the acquisitions of Fertin Pharma, OtiTopic and Vectura Group, PMI added the "Other" category in the third quarter of 2021. Business operations for the "Other" category are evaluated separately from the geographical operating segments.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Jacek Olczak, Chief Executive Officer and Emmanuel Babeau, Chief Financial Officer. Over to you, Jacek.

JACEK OLCZAK

(SLIDE 5.)

Thank you, Nick, and welcome everyone. I hope you are all safe and well.

Our business delivered an excellent performance in 2021, reaching record net revenues, adjusted diluted EPS and cash flow — with growth in overall volumes, high single-digit organic net revenue growth and strong double-digit adjusted EPS growth.

This illustrates the sustainable nature of our growth based on new products and innovation, as demonstrated by the continued strength of IQOS, which delivered 31% full year organic growth in RRP net revenues. Smoke-free products surpassed 30% of total net revenues in Q4, as we progress towards our ambition of becoming a predominantly smoke-free company by 2025.

We were especially pleased by the reacceleration of our business in Q4 to deliver a better-than-expected result. This reacceleration was visible in organic net revenues, IQOS user growth, HTU market shares across developed and emerging markets, innovation in devices and consumables, commercial investments and combustible share.

IQOS user growth recovered in Q4 to reach an estimated 21.2 million total users, despite ongoing tightness in device supplies in the second half of the year. Full year HTU shipment volumes grew 25% to reach 95 billion units, with broad-based growth for both our volumes and the category across key geographies, with an especially positive rebound in the EU.

The growth outlook for IQOS remains very positive, with outstanding initial results from IQOS ILUMA in Japan and Switzerland, the only two launches so far, and growing traction for IQOS VEEV in early launch markets.

In combustibles, we essentially reached our goal of stable category share in the fourth quarter despite the impact of IQOS cannibalization.

During the year, we laid the foundations for our long-term growth ambitions beyond nicotine in Wellness and Healthcare, including the milestone acquisitions of Fertin and Vectura, which provide essential capabilities for future product development.

Last, bolstered by strong operating cash flow, we continued to prioritize returns to shareholders through a 4.2% increase in the dividend and ongoing share repurchases.

(SLIDE 6.)

Turning to the headline numbers, our full year adjusted net revenues grew organically by 7.6%, or 10.3% in dollar terms including positive currency. This reflects the continued underlying strength of IQOS, and the ongoing recovery of the combustible business in many markets compared to the pandemic-affected prior year.

Our net revenue per unit grew 5.3% organically, driven by the increasing proportion of IQOS in our sales mix, and pricing. Combustible pricing was in line with our expectations at 2.7%, or around 4% excluding Indonesia.

Our adjusted operating income margin increased by 200 basis points on an organic basis - in line with our expectations - with continued positive effects from the increasing size and profitability of IQOS, pricing, and productivity savings. Strong H1 expansion was tempered in the second half by the expected initial higher unit costs of IQOS ILUMA, geographic and category expansion investments, and the Q4 resumption of consumer programs in a number of markets.

Our resulting adjusted diluted EPS of $6.08 represents 17.6% growth in dollar terms and 15.3% currency-neutral growth, well above our prior guidance as IQOS user growth, the launch of ILUMA and total industry volumes exceeded our expectations. Finally, we generated operating cash flow of $12 billion, reflecting excellent underlying cash conversion in addition to strong Q4 business results and certain timing factors.

(SLIDE 7.)

Looking at our Q4 performance, net revenues grew by 8.4% organically. This reflects the sequential improvement in IQOS user acquisition, the initial success of ILUMA in Japan, and strong overall volumes including a further recovery in combustibles.

We delivered robust organic net revenue per unit growth of 4.1%, again reflecting our shifting business mix. We achieved this despite softer pricing on combustibles of 1.4%, due to the factors flagged previously of continued pandemic-related challenges in certain markets, as well as comparison effects in Germany and Australia.

Our Q4 adjusted operating income margin declined by 10 basis points on an organic basis, primarily due to the same factors mentioned for the second half as accelerating business performance opened more opportunities for investments in future growth. Nonetheless, our currency-neutral adjusted diluted EPS again grew strongly by 11.9%, also reflecting a lower interest cost and effective tax rate.

(SLIDE 8.)

Turning now to 2022 guidance. After the temporary slowdown in IQOS user growth in H2, 2021 the device supply situation is improving. While the situation remains fluid we now expect a more limited impact, allowing us to gradually return to prior rates of user progression over the coming quarters. With the remarkable success of ILUMA in its first markets, a number of other innovations planned, and promising growth for IQOS in low and middle-

income markets our 2022 growth fundamentals are strong and we look forward to an exciting year.

We note that the slower user growth in the second half of 2021, particularly in the third quarter, will have an estimated carry-over effect on our growth this year of around 4-5 billion HTUs. This is reflected in our 2022 expectation of 113-118 billion HTU shipment volumes. Given this continued growth, we expect our full year HTU shipments to again be ahead of IMS volumes.

We expect to deliver between 4% and 6% organic net revenue growth, keeping us well on track to deliver our 2021-23 CAGR target of more than 5%. This range prudently incorporates the continuing uncertainty on full device availability, and the pace of the ongoing pandemic recovery. For Duty Free, we assume no meaningful pick-up in Asian travel but a continued gradual recovery elsewhere.

We expect our adjusted OI margin to expand between 50 and 150 basis points, as the positive effects of our product transformation continue; despite the expectation of a moderately lower gross margin. This is essentially attributable to temporary ILUMA-related factors such as the higher initial weight and cost of TEREA consumables and the cost of devices, which we expect to decrease over the 18-24 months post-launch as with previous major innovations. We also account for higher logistic costs, where the tremendous uptake of ILUMA in Japan has led to increased use of air freight; investments to grow capacity across our smoke-free platforms; and inflation in certain supply chain elements.

OI margin expansion and continued reinvestment in attractive smoke-free growth opportunities, and in wellness and healthcare R&D, will again be supported by our ongoing efficiency programs. We remain on track to deliver around $2 billion in gross savings by 2023.

Accordingly, we forecast currency-neutral adjusted diluted EPS growth of 8% to 11%. This translates into an adjusted diluted EPS range of $6.12-$6.30, including an estimated unfavorable currency impact of around 45 cents at prevailing rates, primarily due to translation effects. This currency impact notably reflects the depreciation of the Euro, Japanese Yen and Turkish Lira versus the dollar.

This guidance includes the impact of the $785m of share repurchases made in 2021, which were somewhat restricted by blackout periods. It does not reflect the impact of repurchases in 2022, as we continue to take an opportunistic approach within our target of between $5 to $7 billion over 3 years. Our guidance also reflects the impact of acquired businesses which we expect to generate underlying operating income in line with our business plan, but with an operating loss of around $150 million, or approximately 1% of adjusted diluted EPS, which we will come back to explain later.

(SLIDE 9.)

As outlined in today's release, there are a number of other assumptions underpinning our outlook. We expect the total industry volume of cigarettes and heated tobacco units, excluding the U.S. and China, to decline between -1% and -2%. Given our leadership in smoke-free products, the structural growth of the category and its growing proportion in our business, we expect to gain share and target broadly stable total PMI shipment volumes, within a range of -1% and +1%.

We assume full year combustible pricing of 3% to 4%, with a softer H1 and stronger H2, clearly above 2021 levels. The pricing environment is improving, but still challenged in certain markets due to ongoing pandemic-related impacts.

Our balance sheet is strong. We delivered excellent operating cash flow of $12 billion in 2021, reflecting robust underlying cash conversion, in addition to favorable timing and one-off impacts of around $0.5 billion. With further strong organic profit growth expected in 2022, we expect to generate around $11 billion of operating cash flow subject to year-end working capital requirements, after accounting for the reversal of timing benefits and using prevailing exchange rates. As a result we raise our 2021-23 operating cash flow target, communicated at the February 2021 investor day at then-prevailing rates, from around $35 billion to $36-37 billion. We also expect full-year capital expenditures of around $1 billion, reflecting increased capacity investments behind our smoke-free platforms, including ILUMA, and enhancing our digital commercial engine; in addition to certain projects which were delayed due to the pandemic.

Lastly, looking specifically to the first quarter of 2022 we expect adjusted diluted EPS of $1.50 to $1.55, including 15 cents of unfavorable currency at prevailing rates. We expect robust organic top-line growth; and operating margin comparisons which reflect both the very strong prior year quarter — which benefited from a high level of productivity savings and relatively low levels of investment — and the Q1, 2022 dynamics of increased device sales, commercial investments, ILUMA-related costs, and increases in some inputs, such as freight.

Let me hand over now to Emmanuel, who will continue the presentation. Emmanuel.

EMMANUEL BABEAU

(SLIDE 10.)

Thank you, Jacek. Turning back to our 2021 results, total shipment volumes increased by 4.2% in Q4, and by 2.2% for the year. This reflects continued strong broad-based growth from HTUs of 25%, or 18.9 billion units for the full year - comfortably exceeding the decline of 3.6 billion cigarettes.

The 2.4% increase in our Q4 cigarette volumes reflects the continued sequential recovery of the total industry and of our category share, in addition to a 2.7 billion stick favorable inventory movement, which mainly reflects inventory reductions in the prior year quarter.

(SLIDE 11.)

Due to the remarkable performance of IQOS, heated tobacco units comprised almost 14% of our total shipment volume in the fourth quarter and 13.2% for the year, as compared to 11% in full year 2020, 8% in 2019 and 5% in 2018.

(SLIDE 12.)

Our sales mix is evolving rapidly, putting us on track to become a majority smoke-free company by 2025. Smoke-free net revenues made up over 30% of our adjusted total in Q4 and 29% for the year, as compared to 24% in 2020. In 10 markets we have already surpassed 50%. IQOS devices accounted for over 6% of the $9.1 billion of 2021 RRP net revenues, with a step-up in H2 reflecting the IQOS ILUMA launch; outweighing the effect of supply constraints on other IQOS versions.

(SLIDE 13.)

We delivered 7.6% organic growth in 2021 net revenues, on shipment volume growth of 2.2%, reflecting the twin engines driving our top line. The first is pricing on combustibles and, in certain markets, on HTUs. The second is the increasing mix of HTUs in our business at higher net revenue per unit, which continues to deliver substantial growth; an increasingly powerful driver as our transformation accelerates.

(SLIDE 14.)

Let's now turn to the drivers of our 2021 margin expansion. Our gross margin increased by 190 basis points on an organic basis due to product mix, pricing and cost savings, while our adjusted marketing, administration and research costs were 10 basis points better as a percentage of adjusted net revenues.

We generated over $800 million in gross cost savings in 2021, with around $550 million in manufacturing and supply chain productivities; and more than $250 million in SG&A efficiencies, before inflation. This represents strong progress towards our target of around $2 billion for 2021-23, and allows us to reinvest in top-line growth while continuing to deliver robust margin progression.

While OI margin expansion was lower in H2, this reflects the positive dynamics of our business and the ability to return to normalized investment levels compared to the pandemic-affected prior year. ILUMA device and HTU shipments commenced with higher initial unit costs, and we reaccelerated investment in our commercial programs, digital engine and     R&D, as well as a number of growth opportunities across categories and geographies.

We intend to continue investing in such opportunities in 2022, but with the benefits of scale, operating leverage and accelerated efficiencies we continue to target organic SG&A increases below the rate of sales growth.

(SLIDE 15.)

Moving to market share, our share of the combustible category recovered and was essentially stable in Q4 on a year-over-year basis -- as our portfolio initiatives bear fruit and pandemic-linked restrictions recede in many markets. Our leadership in combustibles helps to maximize switching to smoke-free products, and we continue to target a stable category share over time despite the impact of IQOS cannibalization. As IQOS user growth reaccelerates, we target at worst a slight decline in 2022.

For the combustible category overall, the improving total market volume backdrop includes notable Q4 recoveries in Indonesia, Mexico and Turkey; close to stable industry volumes in the EU Region, and a modest recovery in Duty Free driven by sales outside Asia. Daily consumption remains below pre-COVID levels in certain markets, such as the Philippines, where our share of market is influenced by mobility and social consumption.

In Indonesia, our share was again broadly stable on a sequential basis, despite the continued growth of the below-tier one segment, and our volumes grew over 4% for the year. The reduction from 10 to 8 excise tax tiers in 2022 represents a step in the right direction, and the industry weighted average excise increase of around 13% is slightly below the prior year. However, the playing field remains unequal between industry players, and the pricing environment remains challenging.

(SLIDE 16.)

In terms of our overall share, ongoing gains for our IQOS portfolio create positive momentum going into this year, and we expect to resume overall share growth, as well as achieving broadly stable total shipment volumes. PMI HTUs now have a 7.1% share in the markets where they are present, making them the third largest tobacco 'brand'. This includes the number 1 position in 5 markets and the number 2 in a further 6 markets.

(SLIDE 17.)

Moving now to IQOS performance, we estimate there were approximately 21.2 million IQOS users as of December 31. The improved user growth of 0.8 million in Q4 reflects our agile commercial model which allowed us to rapidly adjust our consumer programs and assortments. As demonstrated by the performance of ILUMA in Japan and Switzerland, the underlying momentum of the IQOS brand remains strong. While we don't yet have full visibility over the full year of 2022, as device shortages ease, we expect to gradually return to user growth at or above the prior run rate of around 1 million per quarter.

We estimate that 72% of total users -- or 15.3 million adult smokers -- have switched to IQOS and stopped smoking, with the balance in various stages of conversion.

(SLIDE 18.)

In the EU Region, fourth-quarter HTU share reached 6.4% of total cigarette and HTU industry volume, 1.4 points higher than Q4 last year. Underlying IMS growth trends remained excellent.

This very good performance includes strong growth across the region, with Italy reaching the milestone of 2 million users, and positive contributions from Germany and Poland. I also want to highlight Hungary where our Q4 national HTU share exceeded 20%, following Japan and Lithuania in reaching this important threshold.

(SLIDE 19.)

To give some further color on our progress in the EU Region, this slide shows a selection of the latest key city offtake shares. While Vilnius continues to lead the way with 37.5% share, the 20% level was also reached in Budapest, Rome and Athens. With strong progress across the region, we are especially pleased by Vienna almost doubling to 4%, the strong traction in London at almost 6% share, and an acceleration in Zurich with the introduction of IQOS ILUMA. We show further HTU share data in the appendix to these slides.

(SLIDE 20.)

Share growth continued in Russia, with our Q4 HTU share up by +0.8 points to reach 8.0%. For both Russia and the overall region, sequential growth in adjusted IMS slowed in the last two quarters, partly reflecting the more acute device shortages and limits on commercial programs. In addition, the region was affected by the halting of sales in Belarus, which impacted sequential IMS growth in Q4.

In this context, as mentioned last quarter, we have seen some increased consumer trial in Russia of discounted competitor offerings and disposable e-vapor products. We continue to see high interest in the category, and with a pipeline of exciting innovations planned, including the launch of ILUMA, we aim to resume strong growth this year.

(SLIDE 21.)

In Japan, the adjusted total tobacco share for our HTU brands increased by 1.7 points to a record 21.8% in Q4, and an offtake exit share approaching 23%, with Q4 adjusted IMS sequential trends incorporating the pull-forward of consumer offtake into Q3 before the price increase. This performance reflects the strength of our portfolio and the launch of IQOS ILUMA, which I will come back to shortly.

The overall heated tobacco category continues to grow, making up over 31% of the adjusted total Japanese tobacco market in Q4; with IQOS maintaining a high share of segment and capturing the majority of the category's 2021 growth.

(SLIDE 22.)

In addition to strong progress in developed countries, we see very promising IQOS growth in low and middle income markets. A prime example of this is Egypt, where offtake share in Cairo is approaching 4% within 6 months of launch, with other notable successes including Lebanon, Jordan, the Dominican Republic and the Philippines, despite pandemic restrictions in Manila.

This low and middle income market key city performance is especially encouraging as we achieved it despite the premium position of the current IQOS portfolio. We intend to bring a new complementary range of heat-not-burn products tailored to emerging markets towards the end of this year, which I will come back to.

(SLIDE 23.)

With this potential in mind, we continue to drive the geographic expansion of our smoke-free products as we aim to be in 100 markets by 2025. During the quarter we launched IQOS in both Morocco and Tunisia. This takes the total number of markets where PMI smoke-free products are available for sale to 71, of which 30 are in low and middle-income markets.

We plan to add more markets this year, as we also meaningfully broaden our product offer and price segmentation within existing geographies. This includes the expansion of LIL and Fiit, which are now available in over 20 markets across multiple regions, and our expansion of e-vapor and nicotine pouches.

Following the implementation of the ITC's importation ban, IQOS is not currently available in the U.S. We continue to work on contingency plans, including domestic manufacturing, and hope to be able to resume U.S. supply in the first half of 2023.

It is important to remember that the ITC’s decision on these patents is an outlier. We were encouraged by the U.S. Patent Office's recent invalidation of one of the two patents included in the ITC ruling, and we expect a decision on the second patent by April 2; though these decisions are subject to an appeal process. BAT has been universally unsuccessful in asserting these same two patent families against IQOS in Europe. Separately, in December, a German court ruled that BAT’s GLO HYPER dual-coil heat-not-burn device infringes our patent and that we are entitled, among other things, to an injunction against BAT’s sale of the device.

(SLIDE 24.)

Moving now to IQOS ILUMA, we are delighted to report the outstanding success since its launch in Japan and Switzerland, with sales performance and consumer reactions exceeding our expectations.

In Japan, the uptake of ILUMA devices and consumables among both existing IQOS users and legal-age smokers has been rapid, with more than 20% of the large user base switching since the August launch, and over 20% of sales to legal-age smokers new to IQOS. Moreover, the enhanced and consistently high quality user experience, better reliability and no need for cleaning has led to significant observed increases in conversion rates, retention rates and Net Promoter Score. This bodes well for volume growth, and indeed premium-priced TEREA consumables have been the fastest growing launch in the smoke-free category, reaching an offtake share in the 3 main convenience store chains of 8% within 3 months of national launch; and driving the growth of the heat-not-burn category following the October tax-driven price increase.

(SLIDE 25.)

Early results in Switzerland have been even more remarkable, with over one-third of sales to new users, and TEREA making up over one-third of HTU sales after only 2 months of commercialization. Our HTU share growth has accelerated accordingly from 6.0% in September to 7.9% in December.

(SLIDE 26.)

These results are very encouraging for the wider roll-out of ILUMA in the EU Region and around the world, and we plan to roll out gradually to more markets this year, mostly in H2. While we continue to manage device supply constraints, the unprecedented growth in Japan also means we have had to accelerate both the supply of TEREA consumables using air freight, and the conversion of our production lines to support new market launches.

With ILUMA, IQOS 3 DUO and LIL, we now have 3 heat-not-burn technologies under the IQOS umbrella to serve different consumer needs and segment the market. We have an exciting pipeline of innovation on devices and consumables across our technologies at different price tiers. As I mentioned we also plan to enhance our portfolio for future growth with the introduction of a new complementary technology toward the end of this year. This will be targeted at smokers in low-and-middle income markets, catering to the consumer need of simple, high quality, affordable devices and consumables; and specific local taste preferences.

In terms of HTUs, after launching over 50 new non-ILUMA SKUs in Q4, we plan to continue expanding our portfolio across platforms, geographies and price points this year.

(SLIDE 27.)

We continue to commercialize IQOS VEEV with very promising results in the first group of markets, where we started in our own channels with a limited range of taste variants and nicotine levels. IQOS VEEV is a premium product providing a superior experience, and the commercial infrastructure of IQOS allows us to deploy efficiently and at scale through a bespoke route-to-market approach. As we start to expand distribution and the consumable offering we observe signs of increased uptake, and clear positive consumer feedback relative to competitive products.

We see encouraging success in Italy and the Czech Republic, reaching double-digit offtake shares of closed-system pods; with rapid progress also visible in Croatia within 3 months of launch. After launching in Canada and Ukraine in the fourth quarter we plan to add more markets in 2022, with timing subject to device availability.

We also continue preparations to apply for a PMTA from the U.S. FDA, and now prudently assume readiness for filing in early 2023 given further clarity on the required preparatory steps.

(SLIDE 28.)

An additional exciting mid-term growth opportunity is in the nicotine pouch category, where we aim to become a leading player with the Shiro brand. Nicotine pouches provide a convenient smoke-free alternative for adult smokers, and while still early in many markets we see Shiro playing an important role in our smoke-free portfolio over the coming years.

Following the acquisitions of AG Snus and Fertin Pharma, we have established a base of product development and manufacturing expertise. Although we are still learning about this promising category, our IQOS commercial infrastructure allows for a fast roll-out and we plan a number of launches over the coming quarters. The first major activity is the full re-launch of the revitalized Shiro portfolio in the Nordics this month from its more limited prior presence, with full commercial activity and a broad portfolio of flavors and strength variants.

Separately, following feedback from the 2021 consumer test of our platform 2 carbon tip product, the design of our current technology has been discontinued. We are assessing alternative designs for this consumer segment.

(SLIDE 29.)

Turning now to our nascent business beyond nicotine, the 2021 acquisitions of Fertin, Vectura and Otitopic provide a base for building critical respiratory and oral product development capabilities, in tandem with our existing expertise. This opens up opportunities to deliver the positive effects of existing Wellness and Healthcare molecules in a fast and effective manner.

For the time being, our reported numbers in the "Other" segment show the existing acquired businesses which delivered $101 million in net revenues in the fourth quarter and a marginal operating loss of $1 million. The underlying performance is in line with our expectations, with reported operating expenses reflecting the amortization of intangibles, deal-related items and our planned investments. Around 39% of Q4 revenues were derived from Fertin's smoking cessation product and Nicotine pouch operations.

While we intend to continue the CDMO activities of the acquired companies, the most significant value to PMI is in the ability to develop and commercialize new products in the wellness and healthcare segments over time. We plan important R&D investments over the course of the coming years to support the aim of delivering meaningful incremental revenues starting 2-3 years from now, as we pursue our ambition of at least $1 billion of net revenues from Wellness and Healthcare products by 2025. As I mentioned earlier, we expect an operating loss of around $150m in 2022, with revenues of around $350 million, including smoking cessation products.

We recognize investor interest in our future product plans in these new areas, and plan to provide more color in our CAGNY conference presentation on February 23.

(SLIDE 30.)

Moving to sustainability and our ESG priorities, I'm happy to share that we recently completed a new sustainability materiality assessment to update and recalibrate our priorities in accordance with our biggest impacts on society, double materiality and extensive stakeholder input. While addressing the health impact of our products remains by far the biggest focus, we also identified a number of topics which are emerging in importance or require an evolved approach. We will publish the results next week.

It is increasingly important to align management incentives with sustainability materiality, performance and impact. We will strengthen this link in 2022 with a new sustainability index, and plan to provide more details in the near future.

Our progress on sustainability continues to be recognized by leading external stakeholders, with repeated inclusion in both the Dow Jones Sustainability Index North America and the Bloomberg Gender-Equality index, and receiving CDP’s "Triple-A" score for the second year running.

We also published an Agricultural Labor Practices report, marking 10 years of the program. Since its introduction we have successfully eradicated systemic issues related to child labor, while improving living conditions of farmers and farmworkers. It also outlines our ambitious targets, such as 100% of farmers supplying tobacco to PMI making a living income by 2025.

On our most critical priority of product impact, the growing penetration of smoke-free products around the world is accelerating the end of cigarettes, as legal-age smokers switch to better alternatives.

I am also pleased to report further recent positive regulatory developments. For example, as part of its 'beating cancer' plan, the European Parliament Special Committee recognized and featured harm reduction in its draft report, for which the plenary vote will take place next week. In New Zealand, the government published its Smoke-free Action Plan, expressly excluding smoke-free products from the proposed measures. In addition, a number of countries including Poland and Russia have announced new multi-year excise tax plans, with taxation of smoke-free products clearly differentiated from cigarettes, making 15 markets globally with such plans.

There is a growing body of scientific and real-world evidence of the substantial risk reduction potential of smoke-free products compared with smoking. While challenges in some markets are to be expected, we continue to support regulatory and fiscal frameworks that recognize this critical harm reduction opportunity.

I'll now turn it back to Jacek.

JACEK OLCZAK
(SLIDE 31.)

Thank you Emmanuel.

(SLIDE 32.)

We are now happy to answer your questions.

(SLIDE 33.)

I will wrap up with some brief closing comments.

Thank you again for joining us.

NICK ROLLI
That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.